Exhibit 99.3

NeoGenomics Completes Acquisition of Genoptix, Inc.

Ft. Myers, Florida - December 10, 2018 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services, announced today that it has completed the acquisition of the parent company of Genoptix, Inc. for $125 million in cash, as adjusted by working capital and other adjustments, and 1 million shares of NeoGenomics common stock. Genoptix is a leading clinical oncology laboratory, specializing in hematology and solid tumor testing.

The acquisition expands NeoGenomics’ reach into oncology practices, and significantly accelerates the company’s progress towards key scale and growth objectives. Genoptix is expected to contribute $85 million of revenue and break-even EBITDA in year one, $25 million of cost synergies over time, and 25% EBITDA margin by the end of year three.

“We are pleased to welcome each and every Genoptix employee to the NeoGenomics family and look forward to incorporating Genoptix’s outstanding Oncology diagnostic services into our own, said Douglas M. VanOort, NeoGenomics’ Chairman and CEO. “We also extend a warm welcome to all of the oncologists, pathologists, physician offices, and hospitals who have worked with Genoptix over the years. Our goal is to combine the best practices of both companies to create a service offering that is unparalleled in the oncology testing market.”

About NeoGenomics, Inc.
NeoGenomics, Inc. specializes in cancer genetics testing and information services. The Company provides one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer. The Company’s Pharma Services division serves pharmaceutical clients in clinical trials and drug development.

Headquartered in Fort Myers, FL, NeoGenomics operates CLIA certified laboratories in Aliso Viejo and Fresno, California; Tampa and Fort Myers, Florida; Houston, Texas; Nashville, Tennessee and Rolle, Switzerland. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States. For additional information about NeoGenomics, visit http://neogenomics.com/.

Forward Looking Statements
Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including the estimated effect of the Genoptix acquisition on our financial statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan, as well as additional factors discussed under the heading “Risk Factors” and elsewhere in the Company’s Quarterly Report on

Form 10-K filed with the SEC on March 13, 2018. As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. In addition, it is the Company’s practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com/.

Forward-looking statements represent the Company’s estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

For further information, please contact:

NeoGenomics, Inc.
William Bonello
Chief Strategy and Corporate Development Officer
Director, Investor Relations
(239)690-4238 (w) (239)284-4314 (m)
bill.bonello@neogenomics.com